Exhibit 5.1

January 2, 2024

EchoStar Corporation

100 Inverness Terrace East

Englewood, Colorado 80112

(303) 723-1000

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

I am Chief Legal Officer and Secretary of EchoStar Corporation, a Nevada corporation (“EchoStar”). I have acted as counsel in connection with the registration statement filed on Form S-3 (the “Registration Statement”), which EchoStar has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the issuance (the “EchoStar Share Issuance”) of shares of Class A common stock, par value $0.001 per share, of EchoStar (the “EchoStar Class A Common Stock”), issuable upon conversion of certain convertible notes of DISH Network Corporation, a Nevada corporation (“DISH”).

I have reviewed originals, or copies certified or otherwise identified to my satisfaction as copies of originals, of the various proceedings taken by EchoStar to authorize the EchoStar Share Issuance, and I have examined such other agreements, instruments, documents and corporate records of EchoStar as I have deemed necessary or appropriate in order to deliver this opinion.

Upon the basis of such examination, I am of the opinion that, when (a) the Registration Statement has been declared effective under the Act and (b) the EchoStar Class A Common Stock has been duly issued and delivered as contemplated by the Registration Statement, the shares of EchoStar Class A Common Stock issued pursuant to the EchoStar Share Issuance will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the making of the statements with respect to me which are set forth under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act. This opinion speaks as of its date, and I undertake no obligation to update this opinion.

Very truly yours,
/s/ Dean A. Manson
Dean A. Manson
Chief Legal Officer and Secretary